EX-16.1

August 1, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Re:  OxySure Systems, Inc.

Ladies and Gentlemen:

We have read the statements made by OxySure Systems, Inc., which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant.  We agree with the statements concerning our firm in such Current Report on Form 8-K.  We have no basis to agree or disagree with the statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Sam Kan & Company